Exhibit 10.3

Agreement

This Agreement made and entered into as of this 15th day of November, 2017 (hereinafter referred to as the “Effective Date”) by and between, Crown Electrokinetics Corp., a corporation of Delaware, having its principal place of business at 1110 NE Circle Blvd., Corvallis, OR 97330 USA (hereinafter referred to as the “COMPANY”), and Asahi Glass Co., Ltd., a corporation of Japan, having its principal place of business at 5-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8405, Japan including AGC Business Development Americas, a division of AGC Flat Glass North America, Inc. (collectively hereinafter referred to as “AGC”),

WITNESSETH:

WHEREAS, AGC and the COMPANY wish to evaluate, measure and engage in discussions with the other concerning optical properties and durability of the COMPANY’s electrokinetic film samples (hereinafter referred to as the “Samples”) for laminated glass for automotive and train (hereinafter referred to as the “Purpose of this Agreement”), and

WHEREAS, in connection with the Purpose of this Agreement, AGC and the COMPANY envisage that certain disclosure of their confidential information relating to their respective technologies and businesses will become necessary,

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, AGC and the COMPANY hereby covenant and agree as follows:

1.	The COMPANY shall provide two (2) pieces of Samples to AGC in six (6) months from the Effective Date, the specifications of the Samples shall be defined in Attached A and their active area shall be at least four (4) inches by four (4) inches (such Samples hereinafter referred to as the “Samples of Phase 1”).

2.	AGC shall measure optical properties of Samples of Phase 1 in one (1) month from the date AGC receives Samples of Phase 1 provided by the COMPANY.

3.	AGC shall pay to the COMPANY one hundred thousand US dollars (USD 100,000) in total for Samples of Phase 1 within sixty (60) days from the Effective Date. The payment will be made by wire transfer.

4.	In case AGC agrees to measure durability of Samples after the measurement of Samples of Phase 1, the COMPANY shall provide twenty (20) pieces of Samples (hereinafter referred to as the “Samples of Phase 2”) to AGC in six (6) months from the date AGC agrees to measure durability of Samples (such date hereinafter referred to as the “Effective Date of Phase 2”). Active area of Samples of Phase 2 shall be at least four (4) inches by four (4) inches and the specifications of the Samples of Phase 2 shall be discussed and determined by AGC and the COMPANY.

5.	AGC shall measure durability of Samples of Phase 2 in six (6) months from the date AGC receives Samples of Phase 2 provided by the COMPANY.

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6.	AGC shall pay to the COMPANY two hundred fifty thousand US dollars (USD 250,000) in total for Samples of Phase 2 within sixty (60) days from the Effective Date of Phase 2. The payment will be made by wire transfer.

7.	AGC shall provide results of the Purpose of this Agreement to the COMPANY.

8.	The COMPANY shall update every three (3) months on the COMPANY’s status of the Purpose of this Agreement to AGC by providing reports and/or teleconference.

9.	The COMPANY shall accept AGC’s visits to the COMPANY’s facilities.

10.	The COMPANY shall allow Samples to be used and investigated by AGC in the field of laminated automotive window (hereinafter referred to as the “Field”) and in the Field, the COMPANY shall not provide Samples to other glass manufacturing companies.

11.	Confidential Information shall mean the fact the parties hereto work the Purpose of this Agreement, the nature and existence of this Agreement and any information which is related to the Purpose of this Agreement and:

(a)	disclosed by the disclosing party to the receiving party in writing (including receipt confirmed facsimiles, e-mails and electronic files, and memory-disks, hereinafter the same) marked “Confidential”, “Proprietary” or with similar notation, or

(b)	initially disclosed by the disclosing party to the receiving party orally, visually or in other intangible form, being identified as confidential at the time of disclosure and a written summary thereof marked “Confidential”, “Proprietary” or with similar notation is provided to the receiving party within thirty (30) days from the date of the initial disclosure.

12.	Notwithstanding Section 11, Confidential Information shall not include any information which the receiving party can establish:

(a)	is generally available to the public as of the date of this Agreement or becomes generally available to the public through no fault of the receiving party,

(b)	is in the possession of the receiving party prior to the time of receipt under this Agreement without any obligation of confidentiality,

(a)	is rightfully received by the receiving party from a third party not in breach of its confidentiality obligations, or

(b)	is developed by the receiving party without reference to and independently of the Confidential Information.

13.	The receiving party:

(a)	shall hold Confidential Information in confidence, and not, directly or indirectly, disclose, divulge or leak Confidential Information to anyone except in accordance with (b) and (c) below,

(b)	may disclose Confidential Information to its employees, directors or officers, that are directly engaged in and essential for the Purpose of this Agreement; provided, however, that the receiving party shall be responsible for their compliance with the receiving party’s obligations set forth in this Agreement,

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(c)	may disclose Confidential Information if and only to the extent that such Confidential Information is required to be disclosed by law or by legal order of the diet, government or court; provided that the receiving party shall immediately notify the disclosing party and exerts all reasonable efforts to obtain a protective order as if it were its own confidential information, and

(d)	shall not make copies of Confidential Information except to the extent essential for the Purpose of this Agreement, and when it makes copies in accordance with the foregoing, reproduce the markings identifying the confidentiality of the original onto the copy.

14.	AGC shall not sell, give, lend or lease the composition of Samples being designated as confidential. Furthermore, AGC shall allow the Samples to be used only by AGC’s employees, directors or officers, that are directly engaged in and essential for the Purpose of this Agreement and shall be responsible for their compliance with the receiving party’s obligations set forth in this Agreement

15.	Notwithstanding anything to the contrary, AGC may disclose and pass over Confidential Information and the Samples to its subsidiaries, provided AGC binds the subsidiaries to the same degree as set forth in this Agreement.

16.	Upon the request of the disclosing party, the receiving party shall return to the disclosing party, all originals and all copies of Confidential Information.

17.	All Confidential Information supplied hereunder shall remain the sole property of the disclosing party. Nothing herein shall be construed as: (i) granting a right or license, express or implied, to the receiving party under the disclosing party’s intellectual properties, (ii) granting or implying any indemnification, for the damages of any kind, sustained by the receiving party or any third party; (iii) granting a warranty of any kind to the receiving party; (iv) a commitment by .a party to enter into any other agreement with the other party; or (v) creating an obligation to disclose confidential information. EACH DISCLOSING PARTY HEREBY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS WITH RESPECT TO CONFIDENTIAL INFORMATION OR SAMPLES.

18.	The receiving party shall notify the disclosing party in writing accordingly when making any invention or discovery of any idea or concept through the use of Confidential Information or Samples, and such invention or discovery and the intellectual property right thereon (including the right to apply) (hereinafter referred to as the “Invention”) shall be owned as follows:

(a)	Invention solely related to the electrokinetic film and method for producing such electrokinetic film shall be owned by the COMPANY.

(b)	Invention solely related to the laminated glass for automotive and train with the electrokinetic film and method for producing such laminated glass shall be owned by AGC.

(c)	the ownership of Invention that falls outside the scope described (a) and (b) above shall be separately discussed and determined between the parties.

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19.	This Agreement shall become the Effective Date and shall remain in full effect for three (3) years thereafter.

20.	In the event of any dispute relating to, in connection with, or arising out of this Agreement, such dispute shall be settled by arbitration under the Commercial Arbitration Rules of the Singapore International Arbitration Centre by one or three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Singapore, and the arbitration shall be held in the English language. The results of such arbitration shall be final and binding upon the parties. The Parties hereto agree that any violation or threat of violation hereof will result in irrevocable harm to the disclosing party for which damages would be an inadequate remedy and, therefore, in addition to its rights and remedies otherwise available at law, including but not limited to the recovery of damages for breach of this Agreement, the disclosing party shall be entitled to injunctions, to prevent any unauthorized use or disclosure, and to such other and further equitable relief as the court may deem proper under the circumstances.

21.	This Agreement shall be governed by and construed in accordance with the laws of Singapore without reference to its rules or principles on the conflict of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the date first set forth above:

AGC		COMPANY

BY:	/s/ Atsushi Ichikawa	By:	/s/ James Douvikas
Name:	Atsushi Ichikawa	Name:	JAMES DOUVIKAS
Title:	GM Planning Division	Title:	CEO
Technology General Division

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Attached A

items	value

color	a*Range 0 to 3,
b* Range: 0 to 8
(D65 Std.)
size	4 inch (active area)

applied Voltage	DC +/- <40v

transmittance (Tv)	≤3%	~60%

switch Speed @ - 15C	<30 sec	<20 sec
	@-15C	@-15C

switch Speed @ 20C	<3 sec	<2 sec

switch Speed @ 80C	<2 sec	<1.5 sec

haze	<15%	<5%

cycle Test	>10[6]

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Amendment to Agreement

This Amendment made and entered into as of this 2nd day of July, 2018, by and between Crown Electrokinetics Corp., a corporation of Delaware, having its principal place of business at 1110NE Circle Blvd., Corvallis, OR 97330, the U.S.A. (hereinafter referred to as the “COMPANY”) and AGC Inc., a corporation of Japan, having its principal place of business at 5-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8405 Japan, including AGC Business Development Americas, a division of AGC Flat Glass North America, Inc. (collectively hereinafter referred to as “AGC”),

WITNESSETH:

WHEREAS, the COMPANY and AGC entered into “Agreement” as of the 15th day of November, 2017 (hereinafter referred to as “Original Agreement”), under which the COMPANY agreed to provide Samples of Phase 1 (as defined in Original Agreement) to AGC and in six (6) months from the Effective Date (as defined in Original Agreement; the 15th day of November, 2017), and

WEREAS, the COMPANY failed to provide those Samples by the day on which the COMPANY agreed to provide the Samples and requested AGC to extend its due date of the provision of the Samples, and AGC accepted such request,

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Article 1 Amendment to Section 1 of the Original Agreement

The phrase “in six (6) months from the Effective Date” in Section 1 of the Original Agreement shall be replaced in its entirety with “by the 30th day of September, 2018”.

Article 2 Effective Date

This Amendment shall retroactively come into effect on the 14th day of May, 2018.

Article 3 Full Force and Effect

Except as otherwise modified herein, all other terms and conditions of the Original Agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first written above.

COMPANY		AGC

BY:	/s/ James Douvikas	BY:	/s/ Hiroki Kamiya
NAME:	James Douvikas	NAME:	Hiroki Kamiya
TITLE:	CEO	TITLE:	GM Planning Division Technology General Division